Exhibit 3.1

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
ICON ENERGY CORP.
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Vanessa (Vassiliki) Tzoannos, an authorized representative of Icon Energy Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:

1.	The name of the Corporation is: Icon Energy Corp.

2.
The Articles of Incorporation were filed with the Registrar of Corporations as of the 30th day of August, 2023, were amended and restated in their entirety as of the 11th day of June, 2024 and were further amended as of the 31st day of March, 2025.

3.	Section 2.1 of Article II of the Amended and Restated Articles of Incorporation is hereby amended by adding the following paragraph to the end of the Section:

"Effective with the commencement of business on January 8, 2026, the Corporation has effected a one-for-five reverse stock split (the “January 2026 Reverse Stock Split”) as to its issued and outstanding common shares, pursuant to which the number of issued common shares shall decrease from approximately 3,460,000 to approximately 692,000 as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The January 2026 Reverse Stock Split shall not change the number of registered common shares the Corporation is authorized to issue or the par value of the common shares. The stated capital of the Corporation is hereby reduced from approximately $3,460 to approximately $692, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of the reduction in stated capital shall be allocated to surplus."

4.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5.
This amendment to the Articles of Incorporation was authorized by the affirmative vote of holders of common and preferred stock representing a majority of the voting power of the Corporation at the General Meeting of Shareholders of the Corporation held on March 17, 2025, and by the Corporation's Board of Directors on December 26, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 7th day of January, 2026.

/s/ Vanessa (Vassiliki) Tzoannos
Name:	Vanessa (Vassiliki) Tzoannos
Title:	Authorized representative